Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-287607 on Form S-4 of our report dated February 25, 2025 relating to the financial statements of Columbia Banking System, Inc. and the effectiveness of Columbia Banking System, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Columbia Banking System, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Portland, Oregon

June 13, 2025